Exhibit 99.1

Semler Scientific, Inc. Appoints Medical Device and Pharmaceutical Industry Leader
Bruce J Barclay to its Board of Directors

PORTLAND, Ore. – May 6, 2014 – Semler Scientific, Inc. (Nasdaq: SMLR; “Semler”), an emerging medical risk-assessment company whose mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services, today announced the appointment of Bruce J Barclay to the company’s board of directors. Mr. Barclay will also chair the board’s compensation committee and serve as a member of the audit committee. Mr. Barclay recently served as president and chief executive officer and board member of Hansen Medical, Inc. He has more than 15 years of experience in leading public and private companies in the medical device and pharmaceutical industries.

“Bruce has an extensive record of high achievement in managing research, product development, operations, as well as domestic and international commercial teams in multiple markets,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler. “Bruce’s respected reputation and deep knowledge of the medical device industry makes him well-positioned and a highly-valued addition to our board of directors.”

Mr. Barclay has served as president, chief executive officer and board member of Hansen Medical, Inc., from 2010 to 2014, launching multiple new products, both domestically and internationally, and generating record annual catheter sales and clinical procedures each year with the company. Prior to Hansen Medical, Mr. Barclay served as president and chief executive officer, from 2005 to 2010, president and chief operating officer, from 2003 to 2005, and board member from 2004 to 2010 of SurModics, Inc., securing multiple development and license agreements for the company and achieving record revenue for seven consecutive years. Mr. Barclay also served as president, chief executive officer and board member of Vascular Architects, Inc., successfully leading the company from feasibility through product development to U.S. and international commercial launch of its premier stent product. From 1978 to 2000, Mr. Barclay served at various managerial positions of increasing responsibility at Eli Lilly and Company and at Guidant Corporation. Mr. Barclay received a J.D. from Indiana University School of Law and a B.S. in chemistry and a B.A. in biology from Purdue University.

Mr. Barclay is being appointed to fill a vacancy created by the resignation from the company’s board of directors of Mr. Dinesh Gupta.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging medical risk-assessment company. Its mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services. Semler's first patented and U.S. Food and Drug Administration, or FDA, cleared product, is FloChec®. FloChec® is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. FloChec® received FDA 510(k) clearance in February 2010, Semler began Beta testing in the third quarter of 2010, and Semler began commercially leasing FloChec® in January 2011. Semler closed the initial public offering of its common stock on February 26, 2014 and its common stock is now listed on the NASDAQ Capital Market under the ticker symbol “SMLR.” Additional information about Semler can be found at www.semlerscientific.com.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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